Exhibit 99.1

Oaktree Adds Mansco Perry, Distinguished Chief Investment Officer, to Board of Directors

February 13, 2023 04:15 PM Eastern Standard Time

LOS ANGELES—(BUSINESS WIRE)—Oaktree Capital Group, LLC (NYSE: OAK-PA and OAK-PB) today announced the appointment of Mansco Perry to its Board of Directors, effective February 10, 2023.

Mr. Perry spent a total of 27 years at the Minnesota State Board of Investment, serving in a number of capacities before retiring as Executive Director and Chief Investment Officer in 2022. Prior to assuming his final position at MSBI in 2013, he was Chief Investment Officer of Macalester College (2010-2013) and Chief Investment Officer of Maryland State Retirement Agency (2008-2010).

Commenting on Mr. Perry’s appointment, Howard Marks, Oaktree’s Co-Chairman, said, “My colleagues and I have had the pleasure of working with Mansco in his various positions of responsibility over many years. No one knows more than Mansco about managing investment portfolios or pension funds. Our familiarity with each other will allow Mansco to make an immediate contribution to Oaktree. We look forward to benefiting from his vast experience and unique insight.”

“I feel deeply honored to have been offered this opportunity. It has been my pleasure and good fortune to have worked with Oaktree during much of my career. I’m looking forward to the opportunity to assist the organization in any manner that I can,” said Mr. Perry.

In 2017, Mr. Perry received the Richard L. Stoddard Award from the National Association of State Investment Officers in recognition of his outstanding contributions to the investment of public funds. In 2018, CIO Magazine presented him with the Chief Investment Officer Industry Innovation Lifetime Achievement Award.

Mr. Perry is a graduate of Carleton College (B.A.), University of Chicago (M.B.A.), and William Mitchell Law School (J.D.).

Contacts

Corporate Communications:

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